Exhibit (a)(1)(N)

SOCIETAL CDMO, INC.

1 E. UWCHLAN AVE, SUITE 112

EXTON, PENNSYLVANIA 19341

AMENDMENT NO. 1 TO OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW RESTRICTED STOCK UNITS

JUNE 13, 2022

This offer and withdrawal rights will expire at 5:00 p.m., Eastern Time,

on FRIDAY, JULY 1, 2022, unless extended

Reference is made to that certain Offer to Exchange Eligible Options for New Restricted Stock Units, dated June 1, 2022 (the “Offer to Exchange”), pursuant to which Societal CDMO, Inc. (the “Company,” “we,” “our,” or “us”) is giving Eligible Employees the opportunity to exchange one or more Eligible Options for New RSUs under our 2018 Amended and Restated Equity Incentive Plan (the “2018 Plan”). The Company hereby amends the Offer to Exchange as follows:

1. Schedule A to this Amendment No. 1 to the Offer to Exchange sets forth certain summary financial information and is hereby incorporated into and made a part of the Offer to Exchange.

Terms not defined herein shall have the meanings ascribed to them in the Offer to Exchange.

Societal CDMO, Inc.

Amendment No. 1 to Offer to Exchange, dated June 13, 2022

SCHEDULE A

SUMMARY FINANCIAL INFORMATION

Below is a summary of our consolidated financial statements. The following summary of our consolidated financial statements should be read in conjunction with our consolidated financial statements for the quarter ended March 31, 2022 in our Quarterly Report on Form 10-Q, as well as our consolidated financial statements and related notes thereto and management’s discussion and analysis of financial condition and results of operations in our Annual Report on Form 10-K for the year ended December 31, 2021, both of which are incorporated herein by reference. The selected consolidated statement of operations for the quarter ended March 31, 2022, as well as the consolidated balance sheets as of March 31, 2022 and December 31, 2021 were derived from our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022. Our interim results are not necessarily indicative of results for the full fiscal year, and our historical results are not necessarily indicative of the results to be expected in any future period.

Summary of the Consolidated Statements of Operations Data

(amounts in thousands, except share and per share data)

	Three months ended March 31,		Year ended December 31,
	2022	2021	2021	2020
Statements of Operations Data:
Revenue:	$21,194	$16,803	$75,360	$66,499
Operating expenses:
Cost of sales (excluding amortization of intangible assets)	16,114	14,337	55,537	54,134
Selling, general and administrative	5,710	4,683	18,374	18,124
Amortization of intangible assets	221	646	1,037	2,583

Total operating expenses	22,045	19,666	74,948	74,841

Operating (loss) income	(851)	(2,863)	412	(8,342)
Interest Expense	(3,413)	(3,898)	(15,134)	(19,159)
Gain on extinguishment of debt	—	—	3,352	—

Net loss	$(4,264)	$(6,761)	$(11,370)	$(27,501)

Loss per share, basic and diluted	$(0.08)	$(0.23)	$(0.26)	$(1.16)
Weighted average shares outstanding, basic and diluted	56,351,178	29,737,864	44,117,473	23,744,313

Summary of the Consolidated Balance Sheet

(amounts in thousands)

	March 31,	December 31,
	2022	2021
Cash and cash equivalents	$15,276	$25,217
Current assets	49,693	57,529

Total assets	$151,799	$160,317

Current liabilities	11,001	17,735
Total liabilities	112,637	118,253
Shareholders’ equity (deficit)	39,162	42,064

Book Value Per Share. Our book value per share as of our most recent balance sheet dated March 31, 2022 was $(2.69).

For more information, please refer to our Annual Report on Form 10-K for the year ended December 31, 2021, our Quarterly Report on Form 10-Q for the three months ended March 31, 2022 and our other filings with the Securities and Exchange Commission (“SEC”). We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to surrender your Eligible Options for exchange. We will also provide without charge to you, upon request, a copy of any or all of the documents to which we have referred you.